Exhibit 99.1

CONTACT INFORMATION

Investor Relations
Contact:	Blair A. (Andy) Rieth, Jr., Vice President, Investor Relations
Phone:	312-819-7259
Email:	andy.rieth@hill-rom.com

Media
Contact:	Larry Baumann, Executive Director, Corporate Communications
Phone:	312-819-7248
Email:	larry.baumann@hill-rom.com

HILL-ROM OUTLINES GROWTH OPPORTUNITIES AT INVESTOR CONFERENCE Updates 2015 Financial Guidance

CHICAGO, Ill., September 25, 2015 -- At its investor conference this morning, Hill-Rom Holdings, Inc. (NYSE: HRC) will discuss the Company’s strategies and key initiatives to generate longer-term revenue and earnings growth as well as update 2015 financial guidance.

Longer Term Strategies, Key Initiatives and Financial Targets

With an increasingly diversified portfolio focused on addressing evolving customer needs, Hill-Rom’s strategic priorities will focus on driving revenue growth as well as margin and earnings expansion by:

•	Leveraging our global sales channel and service capabilities to develop premier partnerships with healthcare customers, business partners and other key constituencies
•	Investing in Research and Development capabilities to continue the development of differentiated product and service solutions
•	Improving our sales and marketing capabilities to address evolving customer needs across the care continuum
•	Optimizing our manufacturing footprint, accelerating product rationalization, and reducing supply chain costs
•	Continuing to diversify the portfolio with balanced and prudent capital allocation

The Company expects these strategies and initiatives will help achieve the following long-term financial performance goals through fiscal year 2018:

•	Organic, constant currency revenue growth of 3 to 5 percent per year1
•	Adjusted operating margin expansion of 450 to 550 basis points, including the accretive benefit of the recently completed Welch Allyn acquisition
•	Adjusted Earnings Per Diluted Share CAGR in the mid-to-high teens
•	Cumulative Operating Cash Flow in excess of $1 billion

1 versus full-year 2015 pro-forma revenue, including Welch Allyn; all other targets are compared to combined Hill-Rom and Welch Allyn 2015 guidance, including the period since the transaction completion

"Hill-Rom, with its diversified portfolio of medical technologies, is better positioned for success than at any point in our history," said John J. Greisch, President and CEO of Hill-Rom. "Our focus on growth and on enhancing outcomes for patients and their caregivers, combined with a rigorous focus on increasing earnings and cash flow, is designed to significantly enhance shareholder value."

Updated 2015 Financial Guidance

The following guidance includes Welch Allyn financial results since the September 8, 2015, transaction completion, including interest associated with new borrowings, but excludes one-time costs associated with the transaction.

Revenue: For fiscal 2015, Hill-Rom now expects reported revenue of between $1.96 and $1.97 billion.  Fourth quarter revenue is now expected to be between $545 and $555 million.

Adjusted Earnings per Diluted Share: The Company now expects full year adjusted earnings per diluted share to be $2.55 to $2.57, compared to $2.51 to $2.54 previously.  Fourth quarter adjusted earnings per diluted share are now expected to be $0.80 to $0.82, compared to $0.76 to $0.79 previously.

This guidance excludes the potential impact of a non-cash stock compensation charge, expected to be between $0.05 and $0.10 per share, related to the Company’s 2013 performance stock unit (PSU) grant, the vesting period for which ends September 30, 2015.  This PSU grant was based entirely on the Company’s total shareholder return (TSR) relative to its peer group over the last three years.  This additional stock compensation charge, if triggered, would be due to the earnout of above-target shares resulting from the Company’s strong stock price over the last 20 business days of its fiscal fourth quarter (the measurement period for the ending stock price used to calculate the TSR) relative to its peer group.

Cash Flow: Hill-Rom expects cash flow from operations for the full year to be approximately $235 million, excluding any one-time cash outflows associated with the Welch Allyn transaction. Capital expenditures are expected to be $125 million.

Discussion of Adjusted Financial Measures

Hill-Rom Holdings, Inc. routinely provides earnings per share results and guidance on an adjusted basis because the Company’s management believes that the presentation provides useful information to investors. This measure excludes strategic developments, special charges or other unusual events. Such items may be highly variable, difficult to predict and of a size that sometimes have substantial impact on the Company's reported operations for a period. Often, prospective quantification of such items is not feasible.

The Company also excludes expenses associated with the amortization of intangible assets associated with prior business acquisitions. This adjustment is made to allow investors to evaluate and understand operating trends excluding the non-cash impact of acquired intangible amortization on operating income, earnings per share and other measures.

Management uses these measures internally for planning, forecasting and evaluating the performance of the business. Investors should consider non-GAAP measures in addition to, not as a substitute for, or as superior to, measures of financial performance prepared in accordance with GAAP.

Investor Conference Webcast Information

As previously announced, the Company is webcasting its entire Investor Conference beginning at 9:00 a.m. EDT and ending at 12:00 p.m. EDT. To join the live webcast with audio, go to http://ir.hill-rom.com/events.cfm or http://edge.media-server.com/m/p/dh3wa6ga. The webcast will be archived on the Company’s website at http://ir.hill-rom.com/events.cfm. Presentation materials will be posted to the Hill-Rom website at the time of the event.

About Hill-Rom Holdings, Inc.

Hill-Rom is a leading global medical technology company with approximately 10,000 employees worldwide.  We partner with health care providers in more than 100 countries by focusing on patient care solutions that improve clinical and economic outcomes in five core areas: Advancing Mobility, Wound Care and Prevention, Clinical Workflow, Surgical Safety and Efficiency, and Respiratory Health. Around the world, Hill-Rom's people, products, and programs work towards one mission: Enhancing outcomes for patients and their caregivers.

www.hill-rom.com

Disclosure Regarding Forward Looking Statements

Certain statements herein contain forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, regarding the Company’s future plans, objectives, beliefs, expectations, representations and projections. It is important to note that forward-looking statements are not guarantees of future performance, and the Company’s actual results could differ materially from those set forth in any forward-looking statements. For a more in depth discussion of factors that could cause actual results to differ from those contained in forward-looking statements, see the discussions under the heading “Risk Factors” in the Company’s previously filed most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q. The Company assumes no obligation to update or revise any forward-looking statements.

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